Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact for this Release: J. Daniel Sizemore (251) 967-4249

VISION BANCSHARES, INC. REPORTS SECOND QUARTER 2005 EARNINGS

Panama City, FL – AUGUST 5, 2005 – Vision Bancshares, Inc., (VBAL.OB), a $566 million two-bank holding company, reported that net income grew to a record $1,395 thousand, an increase of 702%, for the three months ended June 30, 2005 compared to net income of $174 thousand for the same quarter last year. Basic and diluted net earnings per share was $0.23 and $0.22, respectively, for the three months ended June 30, 2005 compared to net earnings of $0.06 per share on both a basic and diluted basis for the three months ended June 30, 2004. The increase in the Company’s quarterly earnings resulted as both the Alabama and the Florida bank subsidiaries posted record earnings. It was the Florida bank subsidiary’s third consecutive quarter of profitability since beginning operation in January 2003.

“The Company’s second quarter results represents not only another consecutive record quarter earnings but, more importantly, are substantial testimony that Vision is successfully executing the strategy of strengthening our competitive presence in our main market areas along the Florida panhandle and Alabama Gulf Coast,” said J. Daniel Sizemore, Chairman and CEO. “Our performance continues to be driven by solid loan growth and excellent credit quality.” Mr. Sizemore further stated, “Our commitment to serving and exceeding the needs of the Gulf Coast communities is evident through our continued growth, customer loyalty and superior service and expertise.”

Second Quarter 2005 Balance Sheet Highlights (Compared to Year-end 2004)

•	Assets grew 38% to $566 million.

•	Loans, net of unearned income and loans held for sale, increased 26% to $436 million.

•	Non-interest bearing deposits increased 49%

•	Total deposits increased 44% to $503 million.

Second Quarter 2005 Earnings Highlights (Compared to Second Quarter 2004)

•	Revenues advanced 120% to $9,449 thousand.

•	Interest expense increased 119% to $2,711 thousand.

•	Net interest income, before provision for loan losses, grew 134%.

•	Non-interest income increased 47% to $730 thousand.

•	Non-interest expenses grew 80% to $4,147 thousand.

•	Net income increased 702%

Net Income

The consolidated net income for the second quarter of 2005 consisted of net income of $1,309 thousand for Vision Bank in Alabama, net income of $228 thousand for Vision Bank in Florida and a net loss of $142 thousand for Vision Bancshares, Inc. (on a parent only basis). The increase in net income resulted as the Company expanded its market share and increased its net interest margin by 92 basis points to 4.67% for the second quarter of 2005 from 3.75% for the second quarter of 2004

Balance Sheet

Total assets increased $157 million, or 38%, to $566 million at June 30, 2005 from $410 million at December 31, 2004. During this same period total loans increased $91 million, or 26%, to $436 million, and total deposits also increased $153 million, or 44%, to $503 million.

Loan Portfolio

Approximately 86% of the company’s loan portfolio is secured by real estate with a majority of these loans consisting of commercial real estate, commercial construction and 1-4 family first mortgage residential loans. To provide diversification within the real estate portfolio, management has established guidelines based on percentages of the total loan portfolio and percentages of capital according to loan types.

Construction lending is comprised of residential contract, residential spec, acquisition and development lending, commercial construction, and multifamily construction.

Management takes appropriate steps to insure the residential construction portfolio remains diversified by builder and subdivision and to monitor this loan type on a monthly basis with a focus on the level of spec lending. Acquisition and development loans are monitored quarterly to minimize portfolio and geographic concentrations. The Company’s bank subsidiaries are currently involved in financing five condominium developments along the Gulf Coast. This type of lending represents less than 2% of the loan portfolio as the majority of these loans are participated to other banks. To minimize market risk, strict guidelines have been established for condominium development lending with respect to qualified presales, percentage non-refundable deposits by third party purchasers, number of units to one borrower and prohibition of any financing contingency. Management further believes that the construction portfolio is diversified in various price points and is spread geographically from Carrabelle, Florida to Fort Morgan, Alabama.

The Commercial Real Estate Portfolio is comprised of 1-4 Family Permanent loans, Lot loans, Condominium units, and Improved Commercial real estate. Again, these loans are diversified geographically from Franklin County, Florida to Baldwin County, Alabama. Management monitors its 1-4 family residential and condominium loan types to guard against concentrations in subdivisions and individual condominium complexes. The Company has less than 8% of its portfolio secured by individual condominium units in over 55 separate complexes throughout the Gulf Coast.

Deposits and Other Liabilities

Vision has an excellent, low cost deposit base. Total deposits at June 30, 2005, were $503 million with a weighted average cost of interest bearing deposits of 2.50%. Interest free demand deposits accounted for 19% of total deposits while other core funds (MMDA’s, Savings and NOW’s) accounted for 47%. Vision also utilizes time deposits to fund its high loan demand. At June 30, 2005, time deposits accounted for 34% of total deposits. CD’s greater than $100 thousand accounted for 19% while brokered/internet based CD’s accounted for approximately 5% of total deposits. Total funding also includes $9 million in borrowing from the Federal Home Loan Bank of Atlanta.

About the Company

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Vision Bancshares, Inc. notes that any statements in this press release, and elsewhere, that are not historical facts are “forward-looking statements” that involve risks and uncertainties that may cause the Company’s actual results of operations to differ materially from expected results. For a discussion of such risks and uncertainties, see the Company’s Annual Report on Form 10-KSB for the most recently ended fiscal year as well as its other filings with the U.S. Securities and Exchange Commission.

Vision Bancshares, Inc. was organized in July 1999 as a bank holding company and is headquartered in Panama City, Florida. It is the parent company for Vision Bank in Alabama, a state banking corporation organized under the laws of the State of Alabama and Vision Bank in Florida, a state banking corporation organized under the laws of the State of Florida. Vision Bank, Alabama provides general retail and commercial banking services principally to customers in Baldwin County, Alabama through its offices located in Gulf Shores, Orange Beach, Point Clear, Foley, Fairhope and Elberta. Vision Bank, Florida provides general retail and commercial banking services to customers in Bay County, Gulf County and the panhandle of Florida through its offices located in Panama City, Panama City Beach, Santa Rosa Beach, Beckrich Road, Wewahitchka, Port St. Joe and Port St. Joe Beach.